EXHIBIT 7
Consolidated Report of Condition of
Wells Fargo Bank National Association
of 101 North Phillips Avenue, Sioux Falls, SD 57104
And Foreign and Domestic Subsidiaries,
at the close of business March 31, 2006, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts
		In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$13,188
Interest-bearing balances		2,112
Securities:
Held-to-maturity securities		0
Available-for-sale securities		46,749
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		2,381
Securities purchased under agreements to resell		940
Loans and lease financing receivables:
Loans and leases held for sale		42,881
Loans and leases, net of unearned income	247,315
LESS: Allowance for loan and lease losses	2,106
Loans and leases, net of unearned income and allowance		245,209
Trading Assets		7,021
Premises and fixed assets (including capitalized leases)		3,896
Other real estate owned		423
Investments in unconsolidated subsidiaries and associated companies		344
Intangible assets
Goodwill		8,780
Other intangible assets		14,473
Other assets		27,405

Total assets		$415,802

LIABILITIES
Deposits:
In domestic offices		$284,964
Noninterest-bearing	80,972
Interest-bearing	203,992
In foreign offices, Edge and Agreement subsidiaries, and IBFs		30,665
Noninterest-bearing	4
Interest-bearing	30,661
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		9,385
Securities sold under agreements to repurchase		5,131

Dollar Amounts
In Millions
Trading liabilities	5,941
Other borrowed money
(includes mortgage indebtedness and obligations under capitalized leases)	5,258
Subordinated notes and debentures	8,114
Other liabilities	29,729

Total liabilities	$379,187

Minority interest in consolidated subsidiaries	50

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	520
Surplus (exclude all surplus related to preferred stock)	24,693
Retained earnings	11,094
Accumulated other comprehensive income	258
Other equity capital components	0

Total equity capital	36,565

Total liabilities, minority interest, and equity capital	$415,802

I, Karen B. Martin, Vice President of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Karen B. Martin
Vice President
We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Carrie Tolstedt
John Stumpf	Directors
Avid Modjtabai